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                                                                   EXHIBIT 99.1

             VALLEY NATIONAL GASES WILL MAKE ITS LARGEST ACQUISITION


         WASHINGTON, Pa August 24 /PRNewswire/ -- Valley National Gases Incorporated (Amex:VLG) today announced that it entered into a formal agreement to acquire Reynolds Welding Supply Company, Inc. and its subsidiaries, Welders Supply Company, Inc. and Twin City Oxygen Company, Inc. The Companies are industrial gases and welding supply distributors, with a total of six operating locations, five in South Central Minnesota and one in Southeastern South Dakota. Aggregate annual sales, for all three companies, is approximately $20 million. Valley National Gases' Vice Chairman and Chief Executive Officer William A. Indelicato commented, "We are pleased to have the associates of Reynolds Welding, Welder's Supply and Twin City Oxygen join our Valley family. The Reynolds Companies provide us with the opportunity to participate, with a strong presence, in the states of Minnesota and South Dakota. Although these businesses are not contiguous with Valley's current operations, we believe the size and quality of all three companies provide us with an excellent new base of operations in the upper Midwest."

         Mr. Indelicato further commented: "This acquisition fits well with our strategy of effectively distributing products and services across an expanding geographic marketplace. As a large regional distributor, we estimate the three Reynolds companies collectively rank between the 20th and 30th largest independent distributor in the U.S. This acquisition firmly reestablishes our ability to grow through selective, quality acquisitions, and do so in a meaningful way. We will continue to actively pursue acquisition candidates that fit our profile for growth."

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases currently operates sixty-seven locations in twelve states, with eight production and distribution centers in the eastern United States. During the last eight years Valley National Gases, Inc. has acquired 34 distributors, adding in excess of $100 million in annual sales.


SOURCE:  Valley National Gases Incorporated    08/24/05
/CONTACT:  James P. Hart of Valley National Gases, 724-228-3000/
           or j_hart@vngas.com